U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington D.C.  20549

                               FORM 8-K

          CURRENT REPORT PURSUANT TO SECTION 13 AND 15(D) OF
                  THE SECURITIES EXCHANGE ACT OF 1934

                   For Event Date: January 14, 1999
                      __________________________
                       THERMOGENESIS CORP.
             (Exact name of Registrant as specified in its charter)

DELAWARE                           0--16375            94-3018487
(State of Incorporation)        (Commission            (I.R.S. Employer
                                 File Number)         Identification No.)

                       3146 GOLD CAMP DRIVE
                     RANCHO CORDOVA, CA 95670
                          (916) 858-5100
        (Address, including zip code, and telephone number,
             including area code, of principal executive offices)
______________________________________________________________________________

Item 5.   Other

Financing: On January 14, the Company completed a private financing with the assistance of Oscar Gruss & Son, Incorporated as placement agent. Pursuant to the terms of the financing, the Company sold 1,077,540 shares of Series A Convertible Redeemable Preferred Stock ("Preferred Stock") at a price of $6.25 per share. Each share of Preferred Stock can be converted into 5 shares of the Company's common stock, and the Company can force conversion if the Company's common stock trades above $5.00 per share. In addition to the conversion provision, the following summarizes key rights that holders of the Preferred Stock have. All summarized information is qualified by the Certificate of Designation for the Preferred Stock which was filed with the Delaware Secretary of State.

     VOTING. So long as in excess of 35% of the number of Shares of Series A Preferred Stock sold pursuant to this Offering remains outstanding, the holders of the Series A Preferred Stock will be entitled to vote for one director, as a separate class, and approval by holders of at least a majority of the Series A Preferred Stock, voting together as a separate class, is required for certain events including (i) any issuance of a new series of shares having rights, preferences, or privileges with respect to liquidation preference, redemption or dividend rights senior or equivalent to the Series A Preferred Stock, (ii) any payment or declaration of any dividends rights or any other distribution or redemption of any capital stock of the Company, (iii) any sale or disposition of all or substantially all of the Company's property or business or any consolidation or merger with any entity in which the Company is not the survivor, (iv) an amendment to the Company's Articles of Incorporation or Bylaw, and (v) any investments of another business exceeding $1 million in the aggregate. Unless required by law, the holders of the Series A Preferred Stock will be entitled to vote on all other matters with class, on an as converted basis.

     DIVIDENDS. Each Series A Preferred Stock is entitled to receive non-cumulative dividends at the same rate and same time as any dividends declared on the Company's Common Stock determined on an as converted basis.

     LIQUIDATION PREFERENCE. Upon liquidation, dissolution, or winding up of the Company, the holder of each Series A Preferred Stock shall be entitled to received a liquidation preference equal to $6.25 per share which shall increase at the rate of 8% per share, per year, compounded annually on each anniversary date ("Liquidation Preference Amount") of the issuance of the Series A Preferred Stock before there are any distributions to the holders of shares of Common Stock or any other securities ranking junior to the Series A Preferred Stock. After payment to the holders of the Series A Preferred Stock of the Liquidation Preference Amount, the holders of the Series A Preferred Stock shall not be entitled to any further distribution. If upon any liquidation, dissolution or winding up, the assets to distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment in full to the holders of all Series A Preferred Stock, then the amount to be distributed shall be distributed ratably to the holders of Series A Preferred Stock and any other holders of Preference Shares of equal rank.

     REDEMPTION. After five years, each holder of the Series A Preferred Stock will have the right to require the Company to repurchase from such holder each Series A Preferred Stock for the Liquidation Preference Amount.

The  Company  received  net  proceeds  of  approximately  $6,270,985  after deducting sales agent commissions and expenses of the offering of approximately $463,640. The Company will use the proceeds to finance the manufacturing of the CryoSeal{TM} and BioArchive{TM} Systems and disposables, other clinical studies, obtaining regulatory approvals, and for general working capital.

Item 7(c). Exhibits

EXHIBIT NO.    EXHIBIT

      10 Stock Purchase Agreement [Form]

       3 Certificate of Designation of Series A Convertible Preferred Stock

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     THERMOGENESIS CORP.




Dated: January 25, 1999              By:  Philip H. Coelho, Chairman & CEO
                                          (Principal Executive Officer)




Dated: January 25, 1999               By: Renee M. Ruecker, V.P. Finance
                                          (Principal Financial Officer)